UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 8, 2018

ADDVANTAGE TECHNOLOGIES GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Oklahoma
(State or other Jurisdiction of Incorporation)

1-10799	73-1351610
(Commission file Number)	(IRS Employer Identification No.)

1221 E. Houston, Broken Arrow Oklahoma	74012
(Address of Principal Executive Offices)	(Zip Code)

(918) 251-9121
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General InstructionA.2. below):

□	Written Communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Non-Executive Chairman Agreement with James McGill

On October 8, 2018, the Company entered into an agreement with director James McGill providing for his position as Non-Executive Chairman of the Board of Directors (the “Chairman Agreement”).

Pursuant to the Chairman Agreement, in exchange for his services as Chairman of the Board of Directors, Mr. McGill will receive annual compensation of $75,000 in cash and $75,000 in shares of restricted stock (the “Shares”) under the Company’s 2015 Incentive Stock Plan. The Shares will be granted annually and the amount of Shares granted will be based on the fair market value of the shares of common stock on the grant date. The Shares will vest 20% per year with the first installment vesting on the first anniversary of each grant. The unvested shares will immediately vest upon a change in control.

The Shares will continue to vest each year, even if Mr. McGill ceases to be Chairman, unless Mr. McGill is terminated for cause or resigns prior to all the Shares vesting, in which event Mr. McGill will retain all vested shares and forfeit any rights to any unvested shares.

The compensation provided to Mr. McGill under the Chairman Agreement is in lieu of all other board compensation.

A copy of the Chairman Agreement is filed herewith as Exhibit 10.1 and is incorporated by reference into this Item 1.01 as though fully set forth herein.  The foregoing description of the agreement with Mr. McGill is qualified in its entirety by reference to the full text of the Chairman Agreement.

Employment Agreement with Joseph Hart

On October 8 2018, the Company entered into an employment agreement with Joseph Hart providing for his employment as Chief Executive Officer (the “Employment Agreement”).

The term of the Employment Agreement commenced as of September 1, 2018 and continues until terminated in accordance with its terms.  Pursuant to the Employment Agreement, Mr. Hart will earn an annual base salary of $300,000 (the “Base Salary”), and will be eligible for increases in the Base Salary as determined by the Company’s Board and its Compensation Committee.  The Employment Agreement also provides that Mr. Hart shall be eligible to receive an annual bonus with a target level of 70% of his base salary based on meeting certain performance metrics and stock performance as determined by the Board of Directors.  In addition to participating in all employee benefit programs of the Company, Mr. Hart is entitled to a monthly allowance of $1,000 for gas expense and mileage in recognition of his commute from Dallas, Texas.

The Employment Agreement provides for an initial award to Mr. Hart of an option to purchase 200,000 shares of the Company’s common stock, which is described more fully below.

If Mr. Hart’s employment is terminated without cause or due to the Company terminating his employment subsequent to a change in control of the Company, the Employment Agreement provides that he, subject to executing a release, will receive an amount equal to his Base Salary, payable in a lump sum within 30 days of termination in connection with a change in control or in monthly installments over a one year period in connection with a termination without cause

A copy of the Employment Agreement is filed herewith as Exhibit 10.2 and is incorporated by reference into this Item 1.01 as though fully set forth herein.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Non-Qualified Stock Option Agreement with Joseph Hart

On October 8, 2018, the Company entered into a Non-Qualified Stock Option Agreement with Joseph Hart under which Mr. Hart was granted an option to purchase 200,000 shares of the Company’s common stock under the Company’s 2015 Incentive Stock Plan.  Subject to certain termination provisions discussed below, the option is exercisable at any time until September 13, 2028 (the “Expiration Date”) at an exercise price equal to the closing price of the Company’s common stock on October 8, 2018 or $1.36 per share.  The option terminates when Mr. Hart ceases to be an employee of the Company except that it continues for one year after his death and continues until the Expiration Date if he ceases to be an employee by reason of disability or in the event he retires after September 1, 2021.

A copy of the Non-Qualified Stock Option Agreement is filed herewith as Exhibit 10.3 and is incorporated by reference into this Item 1.01 as though fully set forth herein.  The foregoing description of the Non-Qualified Stock Option Agreement is qualified in its entirety by reference to the full text of the Non-Qualified Stock Option Agreement.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The information included or incorporated by reference in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this item 5.02.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished herewith:
Exhibit 10.1 Exhibit 10.2 Exhbit 10.3 Exhibit 99.1	Chairman Agreement with James McGill Employment Agreement with Joseph Hart Non-Qualified Stock Option Agreement with Joseph Hart Press Release dated October 10, 2018, issued by the Company
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADDVANTAGE TECHNOLOGIES GROUP, INC.

Date: October 10, 2018

By: /s/ Scott Francis
Scott Francis
Vice-President & Chief Financial Officer

Exhibit Index

Exhibit Number	Description
10.1 10.2 10.3 99.1	Chairman Agreement with James McGill Employment Agreement with Joseph Hart Non-Qualified Stock Option Agreement with Joseph Hart Press Release dated October 10, 2018, issued by the Company